Exhibit 10.2

SEPARATION AGREEMENT

AND GENERAL WAIVER AND RELEASE

This Separation Agreement and General Waiver and Release (“Agreement”) is made by and between NCR Voyix Corporation (hereinafter, the “Company”), and David Wilkinson (hereinafter, “Employee”). The Company and Employee are each referred to as a “Party” and collectively as the “Parties.” The Effective Date of this Agreement is defined in Section 8 herein.

WHEREAS, Employee was employed at-will by the Company since October 2023, as Chief Executive Officer, pursuant to his employment agreement by and between Employee and the Company dated September 25, 2023, which was subsequently amended on March 13, 2024 (“Employment Agreement”);

WHEREAS, Employee’s employment with the Company ends on February 4, 2025; and

WHEREAS, the Parties wish to enter into this Agreement to document the severance and other benefits that Employee will receive under the NCR Voyix Corporation 2024 Executive Severance Plan (the “Severance Plan”), the Employment Agreement, and the outstanding award agreements governing Employee’s outstanding equity awards, and to otherwise document the end of the Parties’ relationship and any continuing obligations of the Parties to one another, and to fully and finally resolve any actual or potential disputes, whether known or unknown, that may exist between them.

WHEREAS, the Parties wish to enter into the consulting agreement attached hereto as Exhibit A (the “Consulting Agreement”) for the sixty-day period from February 4, 2025 through April 5, 2025 whereby Employee will perform certain transition and other consulting services as an independent contractor to the Company following his termination of employment.

WHEREAS, the payments and benefits set forth in this Agreement, including the payments and benefits provided in the Consulting Agreement, are the exclusive payments and benefits to Employee in connection with the ending of Employee’s employment.

NOW THEREFORE, in consideration of the promises, agreements, representations, and acknowledgments made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Separation Date. Employee’s final day of employment with the Company is February 4, 2025 (the “Separation Date”). On the Separation Date, Employee’s employment with the Company will end, and by executing this Agreement and without any additional action by the Parties, Employee will resign from all positions as of the Separation Date, including any officer or director positions he holds with the Company, or any subsidiaries or entities affiliated with the Company. After the Separation Date, Employee will neither be, nor will Employee represent that he is, an employee, director, officer, attorney, agent, or representative of the Company for any purpose. Employee understands and agrees that his employment with the Company is ending on the Separation Date and that he has no right to or expectation of re-employment by the Company and that as of the Separation Date, Employee will have incurred a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended.

2. Transition Services. From February 4, 2025 through April 5, 2025 (the “Transition Services Period”), Employee will provide such transition services as may be reasonably requested by the Company from time to time in the role of special advisor (the “Transition Services”) subject to the terms of the Consulting Agreement. During the Transition Services Period, Employee will be providing the Transition Services as an independent contractor and not as an employee of the Company and Employee’s provision of such Transition Services will not be construed to create any association, partnership, joint venture, employment or agency relationship between you and the Company for any purpose. The Transition Services will be subject to the terms and conditions of the Consulting Agreement attached hereto as Exhibit A. Employee further agrees that he will execute and return the Reaffirmation attached hereto as Exhibit B at the conclusion of the Transition Services Period.

3. No Consideration Absent Execution and Non-Revocation of This Agreement; No Other Consideration. Employee acknowledges and agrees that Employee is not eligible for or entitled to any payments, equity or benefits other than as provided in this Agreement. The Company will pay to Employee any earned, unpaid wages through the Separation Date, as required by law, all less all applicable and legally required withholdings and deductions, to be paid out on the Company’s first regularly scheduled payroll date after the Separation Date in accordance with the Company’s standard payroll practices. Employee acknowledges and agrees that, except as provided in this Agreement, Employee has been fully paid any and all compensation earned through the Separation Date, including, but not limited to, all wages, bonuses, commissions, premiums, stock, stock options, vesting, reimbursable business expenses, and any and all other benefits and compensation due to Employee, provided that Employee may submit reimbursable business expenses during the five business days after the Separation Date. Employee acknowledges and agrees Employee would not receive the monies and benefits specified in Sections 4(a) – 4(h) below but for Employee’s execution and non-revocation of this Agreement and compliance with the terms and conditions contained herein.

4. Separation Payments. In consideration of the promises and covenants made by Employee in this Agreement and the Consulting Agreement, including the general waiver and release of claims which forms a material part of this Agreement and Employee’s compliance with all of the terms and conditions of this Agreement, and conditioned on Employee’s timely execution and non-revocation of this Agreement and Employee’s timely execution and non-revocation of the Reaffirmation attached hereto as Exhibit B at the conclusion of the Transition Services Period, the Company will make the following “Separation Payments” pursuant to the Severance Plan, Employment Agreement and the outstanding award agreements governing Employee’s outstanding equity awards consistent with a termination without cause pursuant to such plans and agreements:

(a) the Company will pay to Employee the Employee’s accrued, but unpaid annual short term cash incentive bonus payable pursuant to the NCR Voyix Corporation Management Incentive Program (the “MIP”) that was determined to be payable for calendar year 2024 based on actual performance attainment and that Employee would have received had Employee remained employed through the date such bonuses are paid as a one-time, lump-sum payment (expected to be $540,000), less all applicable and legally required withholdings and deductions, to be paid out on the first payroll date following the sixtieth (60th) calendar day after the Separation Date in accordance with the Company’s standard payroll practices;

(b) the Company will pay to Employee the prorated portion of Employee’s annual short term cash incentive bonus payable pursuant to the MIP for calendar year 2025 prorated based on the Employee’s days of service during calendar year 2025 through the Separation Date in the amount of $115,068 as a one-time, lump-sum payment, less all applicable and legally required withholdings and deductions, to be paid out on the first payroll date following the sixtieth (60th) calendar day after the Separation Date in accordance with the Company’s standard payroll practices;

(c) the Company will pay to Employee severance in the amount of $4,000,000.00 as a one-time, lump-sum payment, less all applicable and legally required withholdings and deductions, to be paid out on the first payroll date following the sixtieth (60th) calendar day after the Separation Date in accordance with the Company’s standard payroll practices;

(d) the Company will vest and settle with Employee, based on continued services through the last day of the Transition Services Period, 78,667 shares of time-based restricted stock units constituting a prorated portion of his unvested time-based restricted stock unit award agreements under NCR Corporation 2017 Stock Incentive Plan, subject to the terms and conditions of such plan and agreements, including the timing of settlement;

(e) the Company will vest and settle with Employee, based on Employee’s continued services through the last day of the Transition Services Period, (all share amounts are based on target performance but actual share amounts will be based on actual performance at the end of each applicable performance period, as provided in the underlying award agreements):

(i) 25,546 shares of NCR Atleos performance-based restricted stock units granted on February 25, 2022,

(ii) 47,345 shares of Company performance-based restricted stock units granted on February 25, 2022,

(iii) 32,405 shares of NCR Atleos performance-based restricted stock units granted on December 21, 2022,

(iv) 64,812 shares of Company performance-based restricted stock units granted on December 21, 2022,

(v) 78,667 shares of Company performance-based restricted stock units granted on March 15, 2024, and

(vi) 28,353 shares of Company performance-based restricted stock units granted on November 8, 2024,

for a total of 277,128 shares of performance-based restricted stock units constituting a prorated portion of his unvested performance-based restricted stock units award agreements under the NCR Corporation 2017 Stock Incentive Plan, subject to the terms and conditions of such plan and agreements, including the requirement that such shares remain subject to completion of the performance period and actual performance and the timing of settlement (actual share numbers will be adjusted upward or downward based on the Company’s actual performance at the end of each applicable performance period as provided under the terms of the applicable award agreements);

(f) Based on continued services through the last day of the Transition Services Period, Employee will be vested in and continue to hold:

(i) 21,712 NCR Atleos stock options granted on February 8, 2019,

(ii) 43,424 Company stock options granted on February 8, 2019,

(iii) 103,503 NCR Atleos stock options granted on February 12, 2020, and

(iv) 207,006 Company stock options granted on February 12, 2020,

for a total of 375,645 stock options under the NCR Corporation 2017 Stock Incentive Plan, subject to the terms and conditions of such plan and agreements, including the required exercise price and timing of exercise;

(g) the Company will provide to Employee outplacement services not to exceed $50,000, which must be completed by the period one (1) year immediately following the Separation Date using a reputable provider selected by Employee with the Company’s approval (provided, however; Employee will not be entitled to obtain cash in lieu of the outplacement services); and

(h) Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and is otherwise eligible for COBRA continuation coverage under applicable law, the Company will pay Employee’s COBRA premium applicable to Employee for comparable coverage under the Company’s group medical plan for a period of up to eighteen (18) consecutive months immediately following the Separation Date, provided, however, that if at any time during the eighteen (18) consecutive month period Employee becomes entitled to receive health insurance from a subsequent employer, or Employee is no longer eligible to receive COBRA continuation coverage under applicable law, the Company’s obligations under this Section 4(h) shall terminate immediately. Employee acknowledges and agrees that it is Employee’s sole responsibility to timely elect the COBRA continuation coverage in order to receive the COBRA benefits of this Section 4(h). Information about COBRA continuation coverage will be provided to Employee under separate cover at a later date or by Employee’s insurance provider. All other employment benefits received by Employee shall cease to be effective on the Separation Date.

(i) Employee acknowledges and agrees that Employee is not eligible for any payments or benefits other than as provided in this Agreement and expressly acknowledges that he is not eligible for any additional equity interests other than the interests already owned by Employee.

5. General Waiver and Release of Known and Unknown Claims. Employee understands and agrees that his acceptance of this Agreement means that, except as stated in Sections 6 and 13, Employee is forever waiving any and all rights to bring suit against, releasing from any and all liability, and giving up any and all legal claims or other rights and remedies that Employee may have against the Company and its subsidiaries, affiliates, and related companies, predecessors and successors, their insurers, their directors or members, officers, managers, employees, agents, and representatives (the “Releasees”), individually and/or in their business capacities, for any claims, relief, remedies, liabilities, damages, or benefits whatsoever that are based on, arise from, or relate to, in whole or in part, any facts, acts, or omissions that occurred on or before the date that Employee signed this Agreement whether known or unknown. Employee understands that this waiver and release of claims and liabilities includes claims relating to Employee’s employment and the termination of Employee’s employment, any Company policy, practice, contract, or agreement (written or oral), any tort or personal injury, any policies, practices, laws or agreements governing the payment of wages, commissions, or other compensation, and any federal laws concerning employment discrimination or retaliation, including, but not limited to: Title VII of the Civil Rights Act of 1967, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967 (“ADEA”) (and as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”)), the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits), the National Labor Relations Act of 1935 (with respect to rights and claims under Sections 7 and 8, including the right to file an unfair labor practice charge), the Fair Labor Standards Act of 1938 (with respect to rights and claims that may be legally waived and released by private agreement), the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act of 1993 (“FMLA”), the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, the Equal Pay Act of 1963, the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, and the Fair Credit Reporting Act of 1970, all as amended, modified, or restated; any and all claims under: the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act, all other state and local laws that may be legally waived, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general waiver and release in any manner.

(a) EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT RELEASES AND WAIVES ALL CLAIMS BASED ON FACTS OR OMISSIONS OCCURRING ON OR BEFORE THE DATE THAT EMPLOYEE SIGNS THIS AGREEMENT, EVEN IF EMPLOYEE DOES NOT HAVE KNOWLEDGE OF THOSE FACTS OR OMISSIONS AT THE TIME EMPLOYEE SIGNS THIS AGREEMENT.

6. Employee’s Rights and Claims Not Waived. Employee understands this Agreement does not waive any rights claims, or liabilities he may have concerning or arising from: (a) acts or conduct occurring after the date he signs the Agreement; (b) unemployment insurance benefits; (c) vested benefits under any plan currently maintained by the Company that provides for retirement or pension benefits or similar (however, Employee agrees and acknowledges the Separation Payments provided in Section 4 shall not be considered or included for purposes of any retirement benefit contribution or plan); (d) any law or any policy or plan currently maintained by the Company that provides health insurance continuation or conversion rights, such as COBRA; (e) any claim for breach of this Agreement by Company; (f) claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (g) rights to defense and indemnity and liability insurance coverage (as addressed in the Employment Agreement) or (h) any other right or claim that cannot be legally waived.

7. Employee’s Knowing and Voluntary Waiver and Release of Claims Under the ADEA; Consideration Period for This Agreement. Employee will have a full twenty-one (21) calendar days following his receipt of this Agreement to sign, accept, and return this Agreement to the Company. Employee shall return his signed Agreement to Jane Elliot, Executive Vice President and Chief Human Resources Officer, by 11:59 PM Eastern Standard Time on the twenty-first (21st) calendar day following the date of his receipt of this Agreement for his acceptance to be effective. By signing this Agreement, Employee acknowledges and agrees that Employee has been advised of and understands the following: (a) Employee has carefully read and fully understands all terms and conditions of this Agreement; (b) Employee is receiving valid consideration for this Agreement that is in addition to anything of value to which Employee is already entitled; (c) this Agreement does not waive rights or claims that may arise after it is executed; (d) by signing this Agreement, Employee is waiving rights under the ADEA (and as amended by the OWBPA); (e) Employee has been advised and given the opportunity to consult with an attorney of Employee’s choice before signing this Agreement; (f), Employee has been provided twenty-one (21) calendar days following his receipt of this Agreement to consider this Agreement before signing it (“Consideration Period”), or Employee has freely and knowingly waived the right to consider this Agreement for a full twenty-one (21) calendar days by executing the Agreement before the expiration of the twenty-one (21)-day Consideration Period. Changes to this Agreement, whether material or immaterial, do not restart the Consideration Period. This Agreement may be executed by the Parties in counterparts, and electronic signatures will have the same effect as original signatures.

8. Effective Date and Revocation of this Agreement. Employee shall have an additional seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). Employee may revoke his acceptance by delivering a written statement during the Revocation Period to Jane Elliot, Executive Vice President and Chief Human Resources Officer, which clearly and unequivocally states that Employee is revoking his acceptance of the Agreement and does not want to be bound by it. This Agreement shall not become effective until 12:01 AM Eastern Standard Time on the eighth (8th) calendar day after the date on which Employee executes (and does not revoke) this Agreement (“Effective Date”). No payments due to employee under this Agreement shall be made or begin before the Effective Date.

9. Employee’s Acknowledgements and Affirmations.

(a) Employee acknowledges and agrees that the Separation Payments provided in Section 4, will not be provided to Employee unless Employee executes and does not revoke this Agreement, this Agreement becomes effective (see Section 8), and Employee complies with all of the terms and conditions of the Agreement.

(b) Subject to Section 13, Employee affirms that he has not filed, caused to be filed, and is not presently a party to, any claim, litigation, or proceeding against the Company or any of the Releasees.

(c) Employee affirms that he has been granted any leave to which he was entitled under the FMLA or related state or local leave or disability accommodation laws. Employee affirms that all of the Company’s decisions regarding Employee’s pay and benefits through the date of Employee’s execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

(d) Employee affirms that he has not at any time asserted that he was subjected to discrimination or harassment in connection with his employment by the Company.

(e) Employee affirms that he has not been retaliated against for reporting any violations of law or wrongdoing by the Company or its officers, managers, or employees.

(f) Employee affirms that he did not suffer any known injury or occupational disease covered by workers’ compensation in the course and scope of Employee’s employment with the Company.

(g) Employee affirms that he has not divulged any proprietary or confidential information of the Company (other than as permitted under Section 13 of this Agreement) and will continue to maintain the confidentiality of such information consistent with the Company’s policies, Employee’s prior agreement(s) with the Company (as may be applicable), and the common law.

10. Confidentiality of Agreement. Except as permitted under Section 13 of this Agreement, Employee agrees not to disclose any information regarding the underlying facts leading up to or the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, financial advisor, and/or an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, provided in each case that such individual agrees to maintain the confidentiality of such information.

11. Post-Employment Continuing Obligations. Employee acknowledges and agrees that he continues to be bound by all post-termination confidentiality/non-disclosure, restrictive covenant, intellectual property, and/or inventions obligations to which Employee is subject to in Exhibit A (Restrictive Covenants) of the Employment Agreement and any applicable award agreements under the NCR Corporation 2017 Stock Incentive Plan, which remain in full force and effect and shall survive after the Separation Date. Employee further acknowledges and agrees that his obligations under this Section 11 are reasonable and necessary to protect the legitimate business interests of the Company.

12. Non-Disparagement. Subject to Section 13, Employee agrees and covenants that Employee will not make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about the Company and/or its subsidiaries, affiliates, predecessors, successors, directors, officers, employees, agents, or representatives. The Company agrees and covenants to instruct its directors and executive officers to not make any defamatory or disparaging statements, whether orally or in writing, to any person, organization, or entity whatsoever, about Employee. Moreover, the Company agrees and covenants that it will not make any official written statements that disparage or defame Employee. Notwithstanding the foregoing, nothing in this Section 12 shall prevent the instructed individuals or the Company from making any truthful statement to the extent, but only to the extent (i) necessary with respect to any litigation, arbitration, or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place, (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over them, (iii) for the purpose of rebutting any statements made by Employee, provided such statements are made in like manner and degree, or (iv) in the case of the instructed individuals, carrying out their duties to the Company. For purposes of this Section 12, a disparaging statement is any communication which, if made in any form, forum, or medium, would cause, or tend to cause, the recipient of the communication to question the business condition, integrity, competence, good character, or product or service quality of the person or entity to whom the communication relates.

13. Protected Rights. Employee understands that nothing in this Agreement shall prohibit Employee from (i) voluntarily communicating with his attorney, (ii) reporting possible violations of the law to government agencies, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or self-regulatory organization or government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934, (iv) disclosing the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company, or (v) communicating with or participating in any investigation or proceeding before any government agency, making disclosures to government agencies that are protected by law (such as providing testimony or information during a government investigation); and, Employee is not required to notify the Company that Employee has made any such reports or disclosures. In response to a valid subpoena, court order or other written request, Employee may provide testimony or information about the Company (including Confidential Information) to a court or other administrative or legislative body, but to the extent legally permitted, and subject to the protected rights in this Section, Employee agrees to provide the Company notice in advance of any such disclosure so that the Company may seek to quash the subpoena or limit the disclosure, if appropriate. Employee also understands that this non-disclosure provision does not interfere with, restrain, or prevent employee communications with each other regarding wages, hours, or other employment terms and conditions.

14. Return of Company Property; Cooperation.

(a) Employee agrees and affirms that Employee will, before or no later than five (5) business days after the Separation Date, return all of the Company’s property, documents, and/or confidential information in his possession. Employee agrees to return any such Company property (i) via hand delivery (if prior to the Separation Date), or (ii) via Federal Express or other nationally recognized overnight courier, postage/freight prepaid, specifying registered or certified mail with tracking and/or return receipt requested (if after the Separation Date).

(b) Employee agrees and covenants that Employee will, no later than three (3) business days after the Separation Date, provide to Jane Elliot, Executive Vice President and Chief Human Resources Officer, notice that Employee has in his sole possession, control, and knowledge any access credentials or passwords necessary to gain access to any computer, device, program, or other equipment that belongs to the Company or is maintained by the Company or on Company property. Employee will, in this same notification, arrange to securely and confidentiality transfer such access credentials or passwords to the Company. Furthermore, Employee acknowledges an obligation and agrees to not destroy, delete, or disable any Company property, including files, programs, items, and materials on computers, devices or instruments, cloud storage, or similar.

(c) For the avoidance of doubt, the Company’s property includes, but is not limited to, whether in physical or electronic form, any files, programs, items, and materials, memoranda, documents, records, credit cards, keys or keycards, access cards or fobs, computers, laptops, tablets, personal digital assistants, cellular telephones, smartphones, or similar devices or instruments and their related accessories, other equipment of any sort, identification cards or badges, vehicles, and any other items commonly understood to be property of the Company.

15. Cooperation. In the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry, or investigation (whether civil, criminal, administrative or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person in connection with the Company or any of its Affiliates about which Employee has, or may have, relevant knowledge or information, Employee agrees to cooperate in good faith and to a reasonable extent with the Company or any such Affiliate to defend against such Proceeding, and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such Affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings, or preparation sessions, and providing access to any books and records in Employee’s control, in each case, at the request of the Company or any of its Affiliates or any of their respective representatives.

16. Employee’s Property. Within five business days after the Separation Date, Employee shall retrieve any personal property that he had at the Company’s premises, and the Company agrees to cooperate with that process.

17. Non-Admission. Employee acknowledges and agrees that nothing in this Agreement suggests, or is meant to suggest, that the Company has violated any law or contract or that Employee has any claim or cause of action against the Company.

18. Legal Fees. The Company will reimburse Employee for up to $7,500 of reasonable, documented legal fees that Employee incurs in connection with Employee’s review and acceptance of this Agreement.

19. Successors and Assigns. The Company may freely assign this Agreement at any time, with or without notice to Employee. This Agreement shall inure to the benefit of the Company and its respective successors and assigns and to the benefit of Employee and his successors, personal representatives, and estate. Employee may not assign this Agreement in whole or in part. Any purported assignment by Employee will be null and void from the initial date of the purported assignment.

20. Interpretation, Governing Law, Forum, and Severability. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to its conflict or choice of laws principles. In the event of a breach of any provision of this Agreement, either Party may file suit specifically to enforce any term or terms of this Agreement or to seek any damages for breach. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the Parties agree the court shall have the authority to modify the provision in question to make this Agreement legal and enforceable to the fullest extent possible. If this Agreement cannot be modified to be enforceable, excluding Section 5 (General Waiver and Release), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If Section 5 (General Waiver and Release), or any part thereof, is found to be illegal or unenforceable, Employee agrees to execute a binding replacement waiver and release; but if Employee fails to execute a binding replacement waiver and release, then Employee must return all payments received under Sections 4(a) – 4(h) of this Agreement. The Parties agree that the exclusive forum for resolution of any suit, action, or proceeding arising out of or in connection with this Agreement, Employee’s employment, or the termination of Employee’s employment will be a state or federal court of appropriate jurisdiction in Georgia.

21. Final and Binding Effect. Employee understands that if this Agreement becomes effective, it will have a final and binding effect, and that by executing and not timely revoking this Agreement, Employee may be giving up legal rights.

22. Complete Agreement. This Agreement, including the exhibits attached hereto, contains the entire agreement between the Parties with respect to the subject matter hereof, and no amendments, agreements, representations, or statements of any Party relating to the subject matter hereof not contained herein shall be binding on such Party; provided, however, that Employee remains bound by any post-termination confidentiality/non-disclosure, restrictive covenant, intellectual property, and/or invention obligations to which Employee is subject to under Exhibit A (Restrictive Covenants) of the Employment Agreement and any applicable award agreements under the NCR Corporation 2017 Stock Incentive Plan, and which shall remain in full force and effect and shall survive after the Separation Date.

23. Competence to Execute this Agreement. Employee represents that he is competent to execute this Agreement. Employee represents that at the time of considering and executing this Agreement, Employee was not affected or impaired by disability or illness, use of alcohol, drugs, or other substances, or otherwise impaired. Employee represents that he is not a party to any bankruptcy, lien, creditor-debtor, or other proceedings which could impair his right or ability to waive and release all claims he may have against the Company and Releasees. By signing this Agreement, Employee represents that he has read this entire Agreement, understands all of its terms and conditions, and agrees to comply therewith. Employee acknowledges and agrees that he is freely, voluntarily, and knowingly, after due consideration, entering into this Agreement intending to forever waive, release, and settle any and all rights, claims, and/or liabilities that Employee has or may have against the Company and Releasees.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Separation Agreement and General Release and Waiver as of the date set forth below:

EMPLOYEE

/s/ David Wilkinson
David Wilkinson

Date:	February 4, 2025

NCR VOYIX CORPORATION

/s/ Jane Elliott
By:	Jane Elliott

Executive Vice President and Chief Human Resources Officer

Date:	February 4, 2025

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) by and between NCR Voyix Corporation (the “Company”) and David Wilkinson (“Consultant” and, collectively with the Company, the “Parties”) is entered into and effective as of February 4, 2025 (the “Consulting Effective Date”).

WHEREAS, Consultant’s employment with the Company ended on February 4, 2025 and Consultant resigned from all director, officer, attorney, agent, or representative positions with the Company (including, but not limited to, his positions as Chief Executive Officer and member of the Company’s Board of Directors) effective as of February 4, 2025 (the “Separation Date”) and Consultant entered into the Separation Agreement and General Waiver and Release (the “Release Agreement”); and

WHEREAS, the Company desires to engage Consultant for transition services to the Company, and Consultant agrees to provide such transition services in accordance with the terms and conditions of this Consulting Agreement.

NOW THEREFORE, for and in consideration for the mutual covenants and promises contained in the Consulting Agreement, the engagement of Consultant and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Transition Services. The Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, and agrees Consultant will perform such transition services in the role as special advisor on an as needed basis (the “Transition Services”).

2. Consulting Consideration. The Company shall pay the Consultant a monthly consulting fee equal to $15,000, which shall be paid on the last day of each month for which the Consultant is providing Transition Services, until the earlier of the Expiration Date or termination of this Consulting Agreement (the “Transition Services Fee”). In addition, Consultant shall continue to vest under all outstanding and unvested awards granted Consultant under the NCR Corporation 2017 Stock Incentive Plan and the applicable award agreements through the Expiration Date (as defined below) or such earlier date as this Consulting Agreement may be terminated pursuant to Section 5 below.

Under no circumstances will Consultant be eligible for any continued vesting credit for the period between February 4, 2025 and April 5, 2025 unless Consultant timely executes and does not revoke the Reaffirmation attached hereto as Exhibit B.

3. Relationship of Parties.

a.

Consultant shall perform under this Consulting Agreement as an independent contractor and not as an employee of the Company. This Consulting Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth in Section 2 and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees or receive any vesting credit or other benefits under the Company’s annual or long-term incentive programs, except as expressly provided herein.

b.

Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to the Consultant in the event the Consultant experiences any injury or illness in connection with the performance of the Transition Services.

c.

The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Consulting Agreement.

d.

Unless otherwise approved by the Company in writing, Consultant is prohibited from entering into a contract with or otherwise utilizing (on behalf of the Company and/or Consultant) any agents, contractors, or other third-parties in order to fulfill the Transition Services.

4. Term of Consulting Agreement. This Consulting Agreement shall commence on the Consulting Effective Date and end on April 5, 2025 (the “Expiration Date”) unless terminated earlier pursuant to Section 5 below.

5. Termination.

a.

Either Party may terminate this Agreement immediately upon written notice to the other for any material breach of a provision of this Agreement (a “Material Breach”). Termination shall be effective immediately and automatically upon such notice. In addition, the Company may terminate this Agreement immediately upon written notice to the Consultant for any breach of a provision of the Release Agreement or Reaffirmation. For the avoidance of doubt, if Consultant does not enter into the Release Agreement or Reaffirmation, Consultant will not receive any of the pay or benefits set forth in this Consulting Agreement, and this Consulting Agreement will be null and void and of no further force and effect. Consultant shall not be deemed to have breached this Agreement or the Release Agreement or Reaffirmation unless the Company has provided Consultant with written notice detailing such breach.

b.

The Consulting Agreement will terminate immediately upon the death or disability of the Consultant. For purposes of this Consulting Agreement, “Disability” shall mean disability or incapacitation of Consultant for a period of one month or longer that renders Consultant unable to perform Consultant’s duties under the Consulting Agreement.

c.	Consultant may terminate this Consulting Agreement for any reason by providing the Company with 15 days written notice.

d.	If the Company terminates this Consulting Agreement pursuant to the terms hereof, any and all obligations it may otherwise have under this Consulting Agreement shall cease immediately.

e.

Any provisions of this Consulting Agreement which by their terms impose continuing obligations on the parties, including but not limited to Sections 3, 6, 7, and 9 shall survive the expiration or termination of this Consulting Agreement.

6. Miscellaneous.

a.

No Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any obligations under this Consulting Agreement shall be effective unless in writing and signed by the Company and Consultant.

b.

Governing Law. The laws of the State of Georgia shall govern all matters arising out of this Consulting Agreement. The state or federal courts located Georgia are the exclusive and agreed-upon forum for the resolution of all disputes arising from this Consulting Agreement.

c.

Reformation and Severability. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable, such decision shall not affect or invalidate the remainder of this Consulting Agreement. If the invalid or unenforceable provision cannot be reformed, the other provisions of this Consulting Agreement shall be given full effect and the invalid or unenforceable provisions shall be deemed deleted.

d.

Assignment. Consultant may not assign, transfer or delegate this Consulting Agreement or any of its rights, interests or obligations hereunder, to any person, firm, or other entity without the Company’s prior written consent. Any attempt to assign this Consulting Agreement without such consent shall be void. This Consulting Agreement shall inure to the benefit and the burden of, and shall be binding upon, the parties’ respective successors and permitted assigns.

e.

Entire Agreement. This Consulting Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof, provided however that this Consulting Agreement is intended to supplement, and not supersede, any signed written agreements entered into by Consultant during Consultant’s previous employment with the Company regarding the protection of trade secrets and confidential information. No changes, modifications or amendments shall be valid unless agreed upon by the parties in writing.

f.	Counterparts. The parties may execute this Consulting Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of February 4, 2025.

CONSULTANT

David Wilkinson

Date:

NCR VOYIX CORPORATION

By:
Jane Elliot

Executive Vice President and Chief Human Resources Officer

Date:

A-1

Exhibit B

REAFFIRMATION

This Reaffirmation (this “Reaffirmation”) supplements the attached Separation Agreement and General Waiver and Release, dated February 4, 2025 (the “Release Agreement”) previously entered into between David Wilkinson (for yourself, your family, beneficiaries and anyone acting for you) (“You”), and NCR Voyix Corporation (the “Company”).

The Parties hereby reaffirm the validity and terms of the Release Agreement, which is incorporated by reference into this Reaffirmation and capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Release Agreement. The Parties reaffirm that each has complied with all the terms of the Release Agreement and that each will continue to do so. Each Party also reaffirms its agreement to all the terms of the Release Agreement. You hereby unconditionally and irrevocably release, waive, discharge, and give up, to the fullest extent permitted by law, any and all released claims that You may have against the Company, arising on or prior to the date of your execution and delivery of this Reaffirmation to the Company. This paragraph releases all claims, including those of which You are not aware, to the fullest extent permitted by law. You further agree that You have been advised of and acknowledge the following: (i) You have carefully read and fully understand all provisions of this Reaffirmation; (ii) You are receiving valid consideration for this Reaffirmation that is in addition to anything of value to which You are already entitled; (iii) this Reaffirmation does not waive rights or claims that may arise after it is executed; (iv) by signing this Reaffirmation, You are waiving rights under the ADEA as amended by the OWBPA; (v) You have been advised and given the opportunity to consult with an attorney of Your choice before signing this Reaffirmation; (vii) You were provided twenty-one (21) days to consider this Reaffirmation before signing it; and (viii) You may revoke this Reaffirmation at any time up to seven (7) days after signing this Reaffirmation. The Reaffirmation shall not become effective until the revocation period has expired.

You may revoke this Reaffirmation by delivering a written statement during the revocation period to Jane Elliot, Executive Vice President and Chief Human Resources Officer, which clearly and unequivocally states that you are revoking your acceptance of the Reaffirmation.

This Reaffirmation may not be signed prior to the end of the Transition Services Period.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the Parties hereto have executed this Reaffirmation as of April 5, 2025.

EMPLOYEE/CONSULTANT

David Wilkinson

Date:

NCR VOYIX CORPORATION

By:
Jane Elliot

Executive Vice President and Chief Human Resources Officer

Date:

B-2